Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS THIRD QUARTER EARNINGS

Westlake Chemical Corporation (NYSE: WLK) today reported net income of $29.8 million, or $0.45 per diluted share, on net sales of $632.6 million for the third quarter of 2009. Third quarter 2009 net income increased $12.9 million from the $16.9 million net income, or $0.26 per diluted share, reported for the second quarter of 2009. Third quarter 2009 income from operations was $49.0 million as compared to the $36.2 million reported for the second quarter of 2009, while net sales increased by $57.7 million from the $574.9 million reported for the second quarter of 2009. The increase in sales was largely due to higher sales prices for most of the Company’s major products except caustic. The increase in income from operations in the third quarter of 2009 compared to the second quarter of 2009 was due to higher polyethylene and PVC resin margins, which were partially offset by a 53% drop in industry caustic prices and lower PVC pipe margins. Vinyls downstream margins continue to be negatively impacted by weakness in construction activity.

Albert Chao, President and Chief Executive Officer, said, “We are pleased with our third quarter earnings considering the current economic environment. Olefins segment operating margins improved in the third quarter as increases in polyethylene prices outpaced the increase in feedstock costs. In addition, gas-based ethylene producers, like Westlake, continue to have a cost advantage over naptha-based producers. Vinyls segment operating results were negatively impacted by a significant drop in caustic prices and continued weakness in construction markets. We maintain a cautious outlook on the economy and as a result we continue to focus on controlling our costs, working capital and discretionary capital spending in order to conserve cash. We increased our cash balance by $48.2 million in the third quarter to $365.2 million, including restricted cash, and have no borrowings under our line of credit.”

Net income for the three months ended September 30, 2009 of $29.8 million, or $0.45 per diluted share, increased $2.4 million compared to net income of $27.4 million, or $0.42 per diluted share, for same period of 2008. Third quarter 2009 net income benefited as the effective income tax rate of 29% for the third quarter of 2009 was below the third quarter 2008 effective tax rate of 35%. The lower effective income tax rate resulted in a $2.5 million, or $0.04 per diluted share, benefit to net income in the third quarter of 2009 as compared to the third quarter of 2008. Sales for the three months ended September 30, 2009 of $632.6 million decreased $441.1 million compared to sales of $1,073.7 million in the same period of 2008. The decrease was primarily due to substantially lower sales prices for all major products. Income from operations was $49.0 million for the third quarter of 2009 compared to $48.8 million for the third quarter of 2008. Operating margins benefited from significantly lower energy and feedstock costs in the third quarter of 2009, which was mostly offset by lower sales prices and significantly lower caustic margins resulting from a 78% decrease in industry caustic prices compared to the third quarter of 2008. The third quarter of 2008 was negatively impacted by outages caused by Hurricanes Gustav and Ike at our Lake Charles and Geismar facilities. Trading activity resulted in a loss of $0.4 million in the third quarter of 2009 as compared to a loss of $0.9 million in the third quarter of 2008.

Net income for the nine months ended September 30, 2009 was $40.5 million, or $0.61 per diluted share, on net sales of $1,695.7 million. This represents a decrease in net income of $39.5 million, or $0.61 per diluted share, from the nine months ended September 30, 2008 net income of $80.0 million, or $1.22 per diluted share, on net sales of $3,095.2 million. Sales for the nine months ended September 30, 2009 decreased $1,399.5 million compared to the first nine months of 2008 largely due to lower sales prices for all major products and lower sales volumes for all major products except caustic and styrene. Income from operations was $84.3 million for the first nine months of 2009 as compared to $136.2 million for the first nine months of 2008. The decrease in income from operations was attributable to a number of factors, including reduced demand for our major products due to the current economic downturn, an unscheduled outage caused by an ice storm at our Calvert City, Kentucky complex in the first quarter of 2009 and a turnaround at one of our ethylene units in Lake Charles in the first quarter of 2009. This decrease was partially offset by a gain from trading activity of $3.6 million during the first nine months of 2009 compared to a loss of $7.8 million during the first nine months of 2008. The Calvert City outage and Lake Charles turnaround resulted in repair costs and the expensing of unabsorbed fixed manufacturing costs of $19.5 million during the first quarter of 2009. A turnaround and revamp of our styrene facility in Lake Charles and the effects of Hurricanes Gustav and Ike negatively impacted income from operations in the first nine months of 2008.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the third quarter of 2009 increased $13.5 million to $81.9 million from $68.4 million in the second quarter of 2009. EBITDA for the third quarter of 2009 increased $3.7 million to $81.9 million compared to the $78.2 million in the third quarter of 2008. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash provided by operating activities was $213.5 million in the first nine months of 2009, an increase of $136.9 million compared with the first nine months of 2008. The increase was primarily the result of decreases in working capital. Cash used for investing activities, including capital additions, was $66.4 million for the first nine months of 2009, compared to $126.2 million for the first nine months of 2008. At September 30, 2009, the Company had $365.2 million of cash, including $112.3 million of restricted cash, and the Company’s long-term debt was $515.4 million. The restricted cash is held by a trustee until such time as the Company requests reimbursement for qualifying amounts spent for capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the third quarter of 2009 for the Olefins segment was $61.7 million, an increase of $17.4 million from the $44.3 million reported in the second quarter of 2009. This increase was primarily due to an increase in polyethylene margins.

Income from operations of $61.7 million in the third quarter of 2009 was $43.5 million higher than the $18.2 million in the third quarter of 2008. This increase was primarily due to lower energy and feedstock costs, partially offset by lower sales prices. In addition, the third quarter of 2008 was negatively impacted by Hurricanes Gustav and Ike.

Income from operations increased by $25.9 million, to $122.0 million, in the first nine months of 2009 compared to income of $96.1 million in the first nine months of 2008. This increase was due to lower energy and feedstock costs, partially offset by lower sales prices for all major products and lower operating rates. Also, the first nine months of 2008 were negatively impacted by Hurricanes Gustav and Ike, as well as the turnaround on the styrene unit at Lake Charles. Trading activity resulted in a gain for the first nine months of 2009 of $3.6 million as compared to a loss of $7.8 million for the first nine months of 2008.

VINYLS SEGMENT

The Vinyls segment reported a loss from operations of $8.1 million in the third quarter of 2009 as compared to a loss from operations of $4.8 million reported in the second quarter of 2009. The change was primarily the result of lower PVC pipe margins and a significant decrease in caustic prices compared to the second quarter of 2009, partially offset by increased PVC resin margins.

The Vinyls segment reported a loss from operations of $8.1 million in the third quarter of 2009 compared to income from operations of $30.5 million in the third quarter of 2008, a decline of $38.6 million. This change was primarily caused by significantly lower caustic margins due to a 78% drop in industry caustic prices compared to the third quarter of 2008, higher chlorine costs, lower operating rates and asset impairment costs of $3.9 million related to the Company’s PVC pipe business. These decreases were partially offset by an insurance recovery gain of $4.6 million in the third quarter of 2009 related to damage caused by the ice storm at the Calvert City facility in the first quarter of 2009.

The Vinyls segment loss from operations of $28.3 million in the first nine months of 2009 compared to income from operations of $45.8 million for the same period in 2008, a decline of $74.1 million. This decrease was primarily attributable to a significant reduction in caustic margins, lower operating rates, lower sales prices and reduced margins in the Company’s vinyls downstream businesses as a result of the continued weakness in the construction market. Operating rates were negatively impacted by the unscheduled outage at the Calvert City facility in the first quarter of 2009.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC in February 2009.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter results will be held Tuesday, November 3rd at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 783-2138, or (857) 350-1597 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 49346652.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. EST on Tuesday, November 10, 2009. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 36570560.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=2496259 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$632,571	$1,073,735	$1,695,687	$3,095,245
Cost of sales	560,033	1,001,948	1,547,423	2,890,294

Gross profit	72,538	71,787	148,264	204,951

Selling, general and administrative expenses	23,515	22,999	63,969	68,728

Income from operations	49,023	48,788	84,295	136,223

Interest expense	(8,772)	(8,093)	(26,163)	(25,908)
Other income, net	1,456	1,267	5,236	5,874

Income before income taxes	41,707	41,962	63,368	116,189

Provision for income taxes	11,941	14,598	22,826	36,165

Net income	$29,766	$27,364	$40,542	$80,024

Basic and diluted earnings per share
Basic	$0.45	$0.42	$0.62	$1.22
Diluted	$0.45	$0.42	$0.61	$1.22

Weighted average shares outstanding
Basic	65,953,303	65,643,001	65,892,470	65,612,984

Diluted	66,096,998	65,677,079	65,960,172	65,640,683

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2009	December 31, 2008
	(In thousands of dollars)

ASSETS
Current assets
Cash and cash equivalents	$252,873	$90,239
Accounts receivable, net	343,406	347,323
Inventories, net	312,029	327,967
Other current assets	37,076	33,460

Total current assets	945,384	798,989
Property, plant and equipment, net	1,186,010	1,197,452
Restricted cash	112,294	134,432
Other assets, net	167,725	156,116

Total assets	$2,411,413	$2,286,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$263,668	$212,288
Long-term debt	515,380	510,319
Other liabilities	354,737	325,322

Total liabilities	1,133,785	1,047,929

Stockholders’ equity	1,277,628	1,239,060

Total liabilities and stockholders’ equity	$2,411,413	$2,286,989

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
	(In thousands of dollars)

Cash flows from operating activities
Net income	$40,542	$80,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,310	81,527
Deferred income taxes	27,786	3,096
Other balance sheet changes	53,818	(88,061)

Net cash provided by operating activities	213,456	76,586

Cash flows from investing activities
Additions to property, plant and equipment	(65,031)	(127,163)
Acquisition of business	(6,297)	—
Proceeds from disposition of assets	3,255	573
Insurance proceeds from involuntary conversion of assets	484	—
Settlements of derivative instruments	1,157	344

Net cash used for investing activities	(66,432)	(126,246)

Cash flows from financing activities
Proceeds from the exercise of stock options	772	208
Dividends paid	(10,716)	(10,010)
Proceeds from borrowings	—	851,635
Repayment of borrowings	—	(847,162)
Utilization of restricted cash	27,650	55,045
Capitalized debt issuance costs	(2,096)	(2,518)

Net cash provided by financing activities	15,610	47,198

Net increase (decrease) in cash and cash equivalents	162,634	(2,462)
Cash and cash equivalents at beginning of period	90,239	24,914

Cash and cash equivalents at end of period	$252,873	$22,452

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands of dollars)
Net external sales
Olefins	$440,973	$725,063	$1,150,284	$2,151,846
Vinyls	191,598	348,672	545,403	943,399

	$632,571	$1,073,735	$1,695,687	$3,095,245

Income (loss) from operations
Olefins	$61,650	$18,190	$122,013	$96,146
Vinyls	(8,079)	30,483	(28,289)	45,752
Corporate and other	(4,548)	115	(9,429)	(5,675)

	$49,023	$48,788	$84,295	$136,223

Depreciation and amortization
Olefins	$21,014	$19,670	$61,630	$56,513
Vinyls	10,265	8,427	29,424	24,868
Corporate and other	130	52	256	146

	$31,409	$28,149	$91,310	$81,527

Other income (expense), net
Olefins	$252	$9	$415	$67
Vinyls	(87)	64	(56)	230
Corporate and other	1,291	1,194	4,877	5,577

	$1,456	$1,267	$5,236	$5,874

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2009	2008	2009	2008
	(In thousands of dollars)

EBITDA	$68,391	$81,888	$78,204	$180,841	$223,624
Less:
Provision for income taxes	11,832	11,941	14,598	22,826	36,165
Interest expense	8,795	8,772	8,093	26,163	25,908
Depreciation and amortization	30,913	31,409	28,149	91,310	81,527

Net income	16,851	29,766	27,364	40,542	80,024
Changes in operating assets and liabilities	35,262	(8,407)	63,261	145,128	(6,534)
Deferred income taxes	(19,064)	38,745	(5,992)	27,786	3,096

Net cash provided by operating activities	$33,049	$60,104	$84,633	$213,456	$76,586

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2009 vs. Third Quarter 2008		Third Quarter 2009 vs. Second Quarter 2009
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-40.9%	+1.7%	+18.5%	-4.3%
Vinyls	-41.3%	-3.8%	-2.4%	+4.1%
Company	-41.0%	+0.0%	+11.7%	-1.6%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 2008	December 2008	March 2009	June 2009	September 2009

Ethane (cents/lb)	36.7	14.1	12.0	14.5	15.9
Propane (cents/lb)	39.8	18.9	16.0	17.3	20.6
Ethylene (cents/lb) (2)	68.0	39.2	31.5	31.5	32.3
Polyethylene (cents/lb) (3)	103.7	71.3	65.0	68.0	72.3
Styrene (cents/lb) (4)	85.7	55.6	40.4	46.2	56.5
Caustic ($/ short ton) (5)	786.7	970.0	821.7	368.3	171.7
Chlorine ($/ short ton) (6)	265.0	236.7	175.0	204.2	388.3
PVC (cents/lb) (7)	64.0	51.0	45.7	48.5	54.5

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents North American average acquisition prices of caustic soda over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents North American contract prices of PVC over the period as reported by CMAI. During 2008, CMAI made a 16 cent per pound downward, non-market related adjustment to PVC resin prices.